                                                                    EXHIBIT 10.2

                  INTERNATIONAL SALES REPRESENTATIVE AGREEMENT

        This International Sales Representative Agreement (the "Agreement") is entered into in San Jose, California, as of January 1st, 2002 between Micro Linear Corporation, a California corporation with principal offices at 2050 Concourse Drive, San Jose, California, 95131 ("Manufacturer"), and Teksel Corporation, Ltd., having its principal place of business at 2-27-10 Higashi, Shibuya-ku, Tokyo 150-0011 Japan (hereinafter referred to as "Representative").

        In consideration of the mutual promises contained herein, the parties hereto agree as follows:

1. DEFINITIONS

        (a) "Products" shall mean those products listed in Exhibit A attached hereto and as amended from time to time. Products may be changed, abandoned or added by Manufacturer, in its sole discretion, provided that Manufacturer gives thirty (30) days prior written notice to Representative. Manufacturer shall be under no obligation to continue the production of any Product, except as provided herein.

        (b) "Territory" shall mean those geographical areas set forth in Exhibit B attached hereto.

        (c) "House Accounts" shall mean those accounts in the Territory set forth in Exhibit C attached hereto.

2. APPOINTMENT AND AUTHORITY OF REPRESENTATIVE

        (a) Sales Representative. Subject to the terms and conditions herein, Manufacturer hereby appoints Representative as Manufacturer's sales representative for the Products in the Territory, and Representative hereby accepts such appointment. Representative's sole authority shall be to solicit orders for the Products in the Territory in accordance with the terms of this Agreement. Representative shall not have the authority to make any commitments whatsoever on behalf of Manufacturer.

        (b) Direct Sales. Manufacturer reserves the right to market its products directly within the Territory. For direct sales to House Accounts, Manufacturer shall pay no compensation to Representative. For direct sales to any other customers within the Territory, Manufacturer shall pay to Representative a commission in accordance with Section 3 below.

        (c) Territorial Limitation. Representative shall neither advertise the Products outside the Territory nor solicit orders from outside the Territory.

        (d) Conflict of Interest. Representative shall pursue aggressive sales policies and procedures to realize the maximum sales potential for the Products in the Territory. Representative warrants to Manufacturer that it does not currently represent or promote any lines or products that compete with the Products. During the term of this Agreement, Representative shall not represent, promote or otherwise try to sell within the Territory any lines or products that, in Manufacturer's judgment, compete with the Products covered by this Agreement. Representative agrees that breach of this provision shall constitute cause for termination of this Agreement pursuant to Section 9 (c) below.

        (e) Independent Contractors. The relationship of Manufacturer and Representative established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other,
(ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint undertaking, or (iii) allow Representative to create or assume any obligation on behalf of Manufacturer for any purpose whatsoever. All financial and other obligations associated with Representative's business are the sole responsibility of Representative. Representative shall be solely responsible for, and shall indemnify and hold Manufacturer free and harmless from, any and all claims, damages or lawsuits (including Manufacturer's attorneys' fees) arising out of the acts of Representative, its employees or its agents.

3. COMMISSION

        (a) Sole Compensation. Representative's sole compensation under the terms of this Agreement shall be a commission computed in accordance with the schedule set forth in Exhibit D attached hereto.

        (b) Basis of Commission. The commission shall apply to all orders (except those from House Accounts) from the Territory that have been accepted by Manufacturer and for which shipment has occurred, where such orders were solicited by Representative. No commissions will be paid on buy / resell (Distributor) orders taken by any distributor in the territory (even if Representative receives the initial inquiry) unless otherwise agreed in writing by Manufacturer. Commissions shall be computed on the net amount billed by Manufacturer to the customer for O.E.M. orders. No commission shall be paid with respect to charges for handling, freight, sales taxes, C.O.D. charges, insurance, import duties, trade discounts, repairs, services, and the like. If invoices are rendered in currencies other than United States dollars, the commission shall be based upon the free market rate of exchange on the date that Manufacturer pays the commission to Representative.

        (c) Split Commissions. If more than one sales representative is involved in the solicitation of a particular order, Manufacturer, in its sole discretion, may split the commission for the order between or among the representatives involved. In no event shall the total commission for the order exceed the amount determined from Exhibit D attached hereto. Sales offices owned by Manufacturer shall be considered as sales representatives in determining split commissions.

        (d) Payment. Payment of Commissions shall be in United States dollars and shall be subject to all applicable governmental regulations and rulings, including the withholding of any taxes required by law.

        (e) Time of Payment. O.E.M. commissions shall be due and payable thirty
(30) days after the end of the calendar month in which Manufacturer ships the Product.

        (f) Commission Charge-Back. Manufacturer shall have the absolute right to set such cash discounts, to make such allowances and adjustments, to accept such returns from its customers, and to write off as bad debts such returns from its customers, and to write off as bad debts such as overdue customer accounts as it deems advisable. In each such case, Manufacturer shall charge back to Representative's account any amounts previously paid or credited to it with respect to such cash discounts, allowances, adjustments, returns or bad debts.

        (g) Monthly Statements. Manufacturer shall submit to Representative monthly statements of the commissions due and payable to Representative under the terms of this Agreement, with reference to the specific invoices on which the commissions are being paid.

        (h) Inspection of Records. Representative shall have the right, at its own expense and not more than once in any twelve (12) month period, to authorize Representative's independent auditors to inspect at reasonable times Manufacturer's relevant accounting records to verify the accuracy of commissions paid by Manufacturer under the terms of this Agreement.

4. SALE OF THE PRODUCTS.

        (a) Prices and Terms of Sale. Manufacturer shall provide Representative with copies of its current price lists, its delivery schedules, and its standard terms and conditions of sale, as established from time to time. Representative shall quote to customers only those authorized prices, delivery schedules, and terms and conditions of sale. Manufacturer may alter at will the prices, delivery schedules, and terms and conditions of such sale, provided only that it gives prior written notice to Representative of any changes. Each order shall be governed by the prices, delivery schedules, and terms and conditions in effect at the time the order is accepted, and all quotations by Representative shall contain a statement to that effect.

        (b) Quotations. Representative shall promptly furnish to Manufacturer copies of all quotations submitted to customers. Each quotation shall accurately reflect the terms of this Agreement.

        (c) Orders. All orders for the Products shall be in writing, and the originals shall be submitted to Manufacturer. Manufacturer shall promptly furnish to Representative informational copies of all commissionable orders sent by customers in the Territory.

        (d) Acceptance. All orders obtained by Representative shall be subject to acceptance by Manufacturer at its principal office currently located at the address listed for Manufacturer at the beginning of this Agreement, and all quotations by Representative shall contain a statement to that effect. Representative shall have no authority to make any acceptance or delivery commitments to customers. Manufacturer specifically reserves the right to reject any order or any part thereof for any reason. Manufacturer shall send to Representative copies of any written acceptances on commissionable orders.

        (e) Credit Approval. Manufacturer shall have the sole right of credit approval or credit refusal for customers in all cases.

        (f) Invoices. Manufacturer shall generate and send all invoices directly to the customers and shall send copies of all commissionable invoices to Representative. Payments from customers shall be made directly to Manufacturer.

        (g) Collection. It is expressly understood by Representative that full responsibility for all collection rests with Manufacturer.

        (h) Inquiries from Outside the Territory. Representative shall promptly submit to Manufacturer, for Manufacturer's attention and handling, the originals of all inquiries received by Representative from customers outside the Territory.

5. PRODUCT WARRANTY AND PRODUCT AVAILABILITY.

        (a) Product Warranty. Any warranty for the Products shall run directly from Manufacturer to the customer, and pursuant to any such warranty, the customer shall return any allegedly defective Products to Manufacturer. Representative shall have no authority to accept any returned Products.

        (b) Product Availability. Under no circumstances shall Manufacturer be responsible to Representative or any other party for its failure to fill accepted orders, or for its delay in filling accepted orders, when such failure or delay is due to any cause beyond Manufacturer's reasonable control.

6. DEMONSTRATION UNITS.

        Any samples of the Products provided by Manufacturer to Representative shall remain the sole property of Manufacturer and are entrusted to Representative solely for purposes of demonstrating such Product to potential customers. Representative shall have full responsibility for keeping such samples in proper condition during the entire time that such units are in its possession. Within fifteen (15) days of a written request from Manufacturer, Representative shall return such samples in good condition to Manufacturer.

7. ADDITIONAL RESPONSIBILITIES OF REPRESENTATIVE

        (a) Forecasts. Within the last five (5) days of every month, Representative shall provide Manufacturer with a six (6) month bookings forecast of orders or such other reports as may be requested by Manufacturer from time to time.

        (b) Promotion of the Products. Representative shall, at its own expense, stimulate demand for the Products within the Territory by vigorous product promotion and by direct solicitation. In no event shall Representative make any representation, guarantee or warranty concerning the Products except as expressly authorized by Manufacturer. Representative shall indemnify and hold Manufacturer harmless from and against all claims and liabilities, costs, and expenses (including the reasonable fees of attorneys and other professionals) incurred by, or threatened against, Manufacturer in connection with any representation by Representative or Representative's personnel inconsistent with or broader than the warranties and disclaimers set forth in this Agreement.

        (c) Customer Service. Representative shall diligently assist its customer's personnel in using the Products and shall perform such additional customer services as good salesmanship requires and as Manufacturer may reasonably request.

        (d) Advising of Changes. Representative shall promptly advise Manufacturer of (i) any changes in Representative's status, organization, personnel, and similar matters, (ii) any changes in the key personnel, organization, and status of any major customers of Manufacturer in the Territory, and (iii) any political, financial, legislative, industrial or other events in the Territory that could affect the mutual business interests of Representative and Manufacturer, whether harmful or beneficial.

        (e) Facilities. Representative shall provide itself with, and be solely responsible for, (i) such facilities, employees, and business organization, and
(ii) such permits, licenses, and other forms of clearance from governmental or regulatory agencies, if any, as it deems necessary for the conduct of its business operations in accordance with this Agreement.

        (f) Expense of Doing Business. Representative shall bear the entire cost and expense of conducting its business in accordance with the terms of this Agreement.

        (g) Books and Records. Representative shall maintain and make available to Manufacturer accurate books, records, and accounts relating to the business of Representative with respect to the Products. Representative shall also maintain a record of any customer complaints regarding either the Products or Manufacturer and immediately forward to Manufacturer any information regarding such complaints.

8. ADDITIONAL OBLIGATIONS OF MANUFACTURER

        (a) Order Leads. Manufacturer shall promptly forward to Representative all order inquiries received by Manufacturer from qualified customers in the Territory that are not House Accounts.

        (b) Assistance in Promotion. Manufacturer shall, at its own expense, promptly provide Representative with marketing and technical information concerning the Products as well as reasonable quantities of brochures, instructional material, and other Product data.

        (c) Assistance in Technical Problems. Manufacturer shall, at its own expense, assist Representative and its customers in all ways deemed reasonable by Manufacturer in the solution of any technical problems relating to the functioning and use of the Products.

        (d) New Developments. Manufacturer shall inform Representative of new product developments.


9. TERM AND TERMINATION

        (a) Term. This Agreement shall become effective on the later date of execution by both parties hereto and continue in full force and effect through the end of the calendar year in which this Agreement was executed unless terminated under the provisions of this Section 9.

        (b) Termination for Convenience. This Agreement may be terminated by either party for any reason or for no reason, with or without cause, by giving the other party written notice thirty (30) days in advance.

            (i) Termination by Manufacturer. If Manufacturer initiates the termination of this Agreement, in addition to any commissions already earned by Representative under the terms of Section 3 above, Manufacturer shall pay full commissions on all O.E.M. orders booked during the effective term of this Agreement, and shipped over the following extended term:

                  LENGTH OF TIME                 PERIOD FOLLOWING EFFECTIVE
                 AS REPRESENTATIVE                   DATE OF TERMINATION
                 --------------------            ---------------------------
                   (1)  0-2 Years                   30 Days
                   (2)  2-3 Years                   60 Days
                   (3)  Over 3 Years                90  Days

            (ii) Termination by Representative. If Representative initiates the termination of this Agreement, commissions for O.E.M. shipments will only be paid for shipments made through 30 days after the effective date of termination.

        (c) Termination for Cause. If either party defaults in the performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that, if the default is not cured within thirty (30) days, the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the thirty-day period, then the Agreement shall automatically terminate at the end of that period. If the Representative is the defaulting party, then Manufacturer shall pay full commissions on all orders shipped during the effective term of this Agreement, plus all orders shipped prior to the earlier of the date of the written notice of termination or the effective date of termination.

        (d) Transition. Upon termination of this Agreement, Representative shall diligently cooperate with Manufacturer to effect a smooth and orderly transition in the sale of the Products in the Territory. From the time that a notice of termination is received by either party until the effective termination date, Representative shall refer all Product inquiries to Manufacturer, shall support manufacturer's existing customers in the Territory (but shall not receive new orders from them), and shall use its best commercial efforts to cooperate fully with any newly appointed representative.

        (e) Return of Materials. All designs, drawings, formulas or other data, photographs, samples, literature, and sales aids of every kind shall remain the sole property of Manufacturer. Within thirty (30) days after the termination of this Agreement, Representative shall prepare all such items in its possession for shipment, as Manufacturer may direct, at Manufacturer's expense. Representative shall not make or retain any copies of any confidential items or information that may have been entrusted to it.

        (f) Limitation on Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of Manufacturer or Representative. Representative's sole liability under the terms of this Agreement shall be for any unpaid commissions under Sections 3 and 9 above.

        (g) Survival of Certain Terms. The provisions of Sections 3, 5(a), 9, 10, 11, 12, and 13 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement. Effective upon the termination of this Agreement, Representative shall cease to use all trademarks, marks, and trade names of Manufacturer.

10. LIMITATION ON LIABILITY.

        MANUFACTURER'S LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR SALE OF THE PRODUCTS SHALL BE LIMITED TO THE AMOUNT PAID BY THE CUSTOMER FOR THE PRODUCT. IN NO EVENT SHALL MANUFACTURER BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS. IN NO EVENT SHALL MANUFACTURER BE LIABLE TO REPRESENTATIVE OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT

DAMAGES HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, WHETHER OR NOT MANUFACTURER HAS BEEN NOTIFIED OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

11. CONFIDENTIALITY.

        Representative acknowledges that by reason of its relationship to Manufacturer hereunder it will have access to certain information and materials concerning Manufacturer's business, plans, customers, technology, and products that are confidential and of substantial value to Manufacturer, which value would be impaired if such information were disclosed to third parties. Representative agrees that it shall not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by Manufacturer. Representative shall take every reasonable precaution to protect the confidentiality of such information. Upon request by Representative, Manufacturer shall advise whether or not it considers any particular information or materials to be confidential. Representative shall not publish any technical description of the Products beyond the description published by Manufacturer. In the event of termination of this Agreement, there shall be neither further use nor any disclosure by Representative of any confidential information of Manufacturer, which information shall be disposed of in the manner required by Section 9(e). Further, Representative shall not manufacture or have manufactured any devices, components or assemblies utilizing Manufacturer's patents, inventions, copyrights, know-how or trade secrets.

12. TRADEMARKS AND TRADE NAMES.

        (a) Use. During the term of this Agreement, Representative shall have the right to indicate to the public that it is an authorized sales representative of Manufacturer's Products and to advertise (within the Territory) such Products under the trademarks, marks, and trade names that Manufacturer may adopt from time to time ("Manufacturer's Trademarks"). Nothing herein shall grant Representative any right, title or interest in Manufacturer's Trademarks. At no time during or after the term of this Agreement shall Representative challenge or assist others to challenge Manufacturer's Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Manufacturer.

        (b) Approval of Representation. All representation of Manufacturer's Trademarks that Representative intends to use shall first be submitted to Manufacturer for approval (which approval shall not be unreasonably withheld) of design, color, and other details or shall be exact copies of those used by Manufacturer. If any of Manufacturer's Trademarks are to be used in conjunction with another trademark on or in relation to the Products, Manufacturer's mark shall be presented equally legibly, equally prominently, and of greater size than the other but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark.

13. GENERAL PROVISIONS

        (a) Governing Law and Jurisdiction. This Agreement shall be governed by and construed pursuant to the laws of the State of California, U.S.A., without reference to principals of conflicts of laws. All disputes arising out of this Agreement shall be settled by final binding arbitration in San Francisco, California, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Judgment on the award rendered by the arbitrators may be entered in any court having competent jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction in Santa Clara County, California, U.S.A., for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrators, and agree that such courts shall have exclusive jurisdiction of any such action.

        (b) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

        (c) Notices. Any notice required or permitted by this Agreement shall be deemed given if sent by registered mail, postage prepaid, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder. Delivery shall be deemed effective three (3) days after deposit with postal authorities.

        (d) Force Majeure. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts, orders or restrictions, or any other reason where failure to perform is beyond the control and not caused by the negligence of the nonperforming party.

        (e) Non-Assignability and Binding Effect. A mutually agreed consideration for Manufacturer's entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by Representative under its present ownership, and, accordingly, Representative agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

        (f) Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall nevertheless remain in full force and effect. The parties agree to renegotiate in good faith any term held invalid and to be mutually bound by the substitute provision.

        (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

MICRO LINEAR CORPORATION                  [REP COMPANY NAME]

By  /s/ David C. Neubauer                 By  /s/ Ken Katsumoto
    ---------------------------------         ----------------------------------
Title  David C. Neubauer, V.P. Sales      Title  Ken Katsumoto, Group Director
       ------------------------------            -------------------------------
Date   April 8, 2002                      Date   April 4, 2002
       ------------------------------            -------------------------------

                                    EXHIBIT A

                               PRODUCT DESCRIPTION

        A range of standard linear, mixed-signal, and digital IC products as defined by the Corporation's various catalogs and product bulletins.

MICRO LINEAR CORPORATION                  TEKSEL CORPORATION, LTD.

By  /s/ David C. Neubauer                 By  /s/ Ken Katsumoto
    ---------------------------------         ----------------------------------
Title  David C. Neubauer, V.P. Sales      Title  Ken Katsumoto, Group Director
       ------------------------------            -------------------------------
Date   April 8, 2002                      Date   April 4, 2002
       ------------------------------            -------------------------------

                                    EXHIBIT B

                                    TERRITORY

                                      JAPAN



MICRO LINEAR CORPORATION                  TEKSEL CORPORATION, LTD.

By  /s/ David C. Neubauer                 By  /s/ Ken Katsumoto
    ---------------------------------         ----------------------------------
Title  David C. Neubauer, V.P. Sales      Title  Ken Katsumoto, Group Director
       ------------------------------            -------------------------------
Date   April 8, 2002                      Date   April 4, 2002
       ------------------------------            -------------------------------

                                    EXHIBIT C

                                 HOUSE ACCOUNTS

                                      NONE

MICRO LINEAR CORPORATION                 TEKSEL CORPORATION, LTD.

By  /s/ David C. Neubauer                 By  /s/ Ken Katsumoto
    ---------------------------------         ----------------------------------
Title  David C. Neubauer, V.P. Sales      Title  Ken Katsumoto, Group Director
       ------------------------------            -------------------------------
Date   April 8, 2002                      Date   April 4, 2002
       ------------------------------            -------------------------------

                                    EXHIBIT D

                                   COMMISSIONS

        Commissions shall be payable with respect to orders solicited on the basis of net billings on all integrated circuit sales.

COMMISSION SCHEDULE     (Calendar Year = January through December)

5% for the first $1000K per customer per fiscal year

4% for $1000K to $2000K per customer per fiscal year

3% for $2000K to $3000K per customer per fiscal year

2% for $3000K to $4000K per customer per fiscal year

1.5% for all sales > $4000K per customer per fiscal year


SPLIT COMMISSION POLICY

                            Proprietary         Second Source
                         Standard Products    Standard Products
Design In                       50%                  25%
Qualification                   20%                  25%
Purchasing                      20%                  40%
Customer Service Point          10%                  10%


All splits for the design-in rep will be reduced to 50% after three (3) years if production is outside of the rep territory.

MICRO LINEAR CORPORATION                  TEKSEL CORPORATION, LTD.

By  /s/ David C. Neubauer                 By  /s/ Ken Katsumoto
    ---------------------------------         ----------------------------------
Title  David C. Neubauer, V.P. Sales      Title  Ken Katsumoto, Group Director
       ------------------------------            -------------------------------
Date   April 8, 2002                      Date   April 4, 2002
       ------------------------------            -------------------------------

                                    EXHIBIT E

                             REVENUE AGREEMENT PAGE

As part of the agreement and for mutual business planning purposes, both parties agree that a reasonable level of billings (O.E.M. split adjusted ) for this defined territory is:

The below dollar amount includes both O.E.M. and Distribution sales to cover full activity by this selling entity.

TIME FRAME (January 1, 2002 - December 31, 2002) is:

$10,000,000 (Ten Million Dollars US)





MICRO LINEAR CORPORATION                  TEKSEL CORPORATION, LTD.

By  /s/ David C. Neubauer                 By /s/ Ken Katsumoto
    --------------------------------         ----------------------------------

Title  David C. Neubauer, V.P. Sales      Title Ken Katsumoto, Group Director
     -------------------------------            -------------------------------

Date    April 8, 2002                     Date  April 4, 2002
    --------------------------------          ---------------------------------